Exhibit 99.1
Warby Parker Releases Financial Guidance for the Third Quarter and Fiscal Year 2021 and Fiscal Year 2022
NEW YORK, September 21, 2021. Warby Parker Inc. (the “Company”), a founder-led direct-to-consumer eyewear brand, today issued guidance for the third quarter ending September 30, 2021 and for the fiscal years ending December 31, 2021 and 2022.
“As we look to the future, we’re inspired by the possibilities in front of us,” said Co-Founders and Co-Chief Executive Officers Neil Blumenthal and Dave Gilboa. “The outlook we’ve provided today underscores our belief that delivering remarkable customer experiences, making a positive impact on all stakeholders, and living our core values will lead to continued long-term sustainable growth.”
For the third quarter ending fiscal year 2021, the Company currently expects:
•Net revenue of $131.0 million to $133.0 million, representing growth of 26% to 28% versus the third quarter of 2020 and growth of 38% to 40% versus the third quarter of 2019
•Adjusted EBITDA margin of approximately 4% to 5%
•Adjusted EBITDA margin excludes the expected impact of stock-based compensation, approximately $24.0 million of one-time direct listing related expenses, and $7.8 million of expense associated with the donation of shares to the Warby Parker Impact Foundation
•Stock-based compensation includes, among other items, $28.6 million associated with service and performance-based restricted stock units for the Company’s co-CEOs and approximately $25.3 million associated with the performance-based vesting of outstanding, time-vested restricted stock units upon public listing
For the fiscal year 2021, the Company currently expects:
•Net Revenue of $532.0 million to $537.0 million, representing growth of 35% to 36% versus fiscal year 2020 and growth of 44% to 45% versus fiscal year 2019
•Adjusted EBITDA margin of approximately 4% to 5%
•30-35 new store openings bringing total store count to 155-160
For the fiscal year 2022, the Company currently expects:
•Revenue growth of at least 25% when compared to fiscal year 2021
•A one to two percentage point improvement in fiscal year 2022 Adjusted EBITDA margin when compared to fiscal year 2021
“Throughout the first half of 2021 we’ve continued to observe strong and consistent revenue growth” said Chief Financial Officer Steve Miller. “As we look ahead to the remainder of the year and into 2022, we expect these trends to sustain, supported by continued strong customer economics, our expanding retail footprint, as well as continued steady increases in active customers and average order value as we evolve into a holistic vision care company.”

During the six months ended June 30 2021, the Company achieved:
•Net revenue of $270.5 million, representing growth of 53% and 49% when compared to the same respective periods in 2020 and 2019
•Net loss was $7.3 million versus net loss of $10.0 million and net income of $10.5 million in the same respective periods in 2020 and 2019
•Adjusted EBITDA of $20.1 million versus Adjusted EBITDA of $1.2 million and $20.6 million achieved in the same respective periods in 2020 and 2019
•145 stores open, representing 27 net new stores opened since June 2020 and 50 net new stores opened since June 2019
•Active customers of 2.1 million, an increase of 20% and 28%, respectively, when compared to June 30, 2020 and June 30, 2019
Due to the impact of COVID-19-related store closures last year, the Company is making fiscal year 2021 financial comparisons against fiscal years 2020 and 2019.
As of September 21, 2021, the Company had 111.4 million shares of Common Stock outstanding, consisting of 89.4 million shares of Class A common stock and 22.0 million shares of Class B common stock (the “Common Stock”).
As of September 21, 2021, the Company had a fully diluted share count of 124.5 million shares including the Common Stock outstanding and all outstanding stock options and restricted stock units. This measure is calculated on a treasury stock method basis.

The Company noted that the guidance and forward-looking statements made in this press release are based on management’s expectations as of the date of this press release and does not incorporate future unknown direct or indirect impacts from further resurgences in COVID-19, including the Delta variant.
The section titled “Use of Non-GAAP Financial Measures” below contains a description of the non-GAAP financial measures with a reconciliation between GAAP and non-GAAP information.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, including GAAP and non-GAAP guidance for the third quarter ending September 30, 2021, the years ending December 31, 2021 and 2022, and the calculation of certain of our key financial and operating metrics, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantiﬁed. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.
Forward-looking statements are based on information available at the time those statements are made and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to manage our future growth effectively; our expectations regarding cost of goods sold, gross margin, Four-Wall Margin, Average Contribution Per Customer, channel mix, customer mix, and selling, general, and administrative expenses; planned new retail stores in 2021 and going forward; our ability to successfully list our Class A common stock on the New York Stock Exchange; increases in component and shipping costs and changes in supply chain; our ability to compete successfully; our ability to manage our inventory balances and shrinkage; our ability to engage our existing customers and obtain new customers; the growth of our brand awareness; the effects of the ongoing COVID-19 pandemic; the effects of seasonal trends on our results of operations; our ability to stay in compliance with extensive laws and regulations that apply to our business and operations; our ability to adequately maintain and protect our intellectual property and proprietary rights; our reliance on third parties for our products, operation and infrastructure; and the increased expenses associated with being a public company. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company’s expectations is included in our registration statement on Form S-1, as ﬁled with, and declared effective by, the SEC. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Additional information regarding these and other factors that could affect the Company’s results is included in the Company’s SEC filings, which may be obtained by visiting the SEC’s website at www.sec.gov. Information contained on, or that is referenced or can be accessed through, our website does not constitute part of this document and inclusions of any website addresses herein are inactive textual references only.

Definition of Active Customer
Active Customer is defined as a unique customer that has made at least one purchase of any product or service in the preceding 12-month period.
Non-GAAP Financial Measures
Adjusted EBITDA is defined as net income (loss) for the company and its consolidated subsidiaries before interest and other (income) / expense, taxes, and depreciation and amortization as further adjusted for stock-based compensation expense and non-recurring costs such as direct listing or other transaction costs. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenue. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and are presented for supplemental informational purposes only. We have not reconciled our Adjusted EBITDA margin guidance to GAAP net income (loss) margin, or Net Margin, because we do not provide guidance for GAAP Net Margin due to the uncertainty and potential variability of stock-based compensation and taxes, which are reconciling items between GAAP Net Margin and Adjusted EBITDA margin. Because such items cannot be reasonably provided without unreasonable efforts, we are unable to provide a reconciliation of the Adjusted EBITDA Margin guidance to GAAP Net Margin. However, such items could have a significant impact on GAAP Net Margin. The Company has provided a reconciliation of net income (loss) to Adjusted EBITDA for the six months ended June 30, 2021, 2020, and 2019.

WARBY PARKER, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, Amounts in thousands)
	Six Months Ended June 30,
	2019	2020	2021
Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin
Net income (loss)	$10,475	$(10,007)	$(7,295)
Interest and other (income) loss, net	(1,501)	545	306
Provision for income taxes	1,409	281	1,202
Depreciation and amortization expense	6,727	8,976	9,823
Stock-based compensation expense(a)	3,466	1,373	11,670
Transaction costs(b)		—	4,369
Adjusted EBITDA	$20,576	$1,168	$20,075

Net Revenue	$182,107	$176,790	$270,533
Adjusted EBITDA margin	11.3%	0.7%	7.4%
______________
(a)     Represents non-cash expenses related to equity-based compensation programs, which may vary significantly from period to period depending on various factors including the timing, number, and the valuation of awards granted, vesting of awards including the satisfaction of performance conditions, and the impact of repurchases of awards from employees.
(b)    Represents (i) costs directly attributable to the preparation for our public listing and (ii) expenses incurred in connection with the tender offer completed in June 2021.

About Warby Parker
Warby Parker was founded in 2010 with a mission to inspire and impact the world with vision, purpose, and style–without charging a premium for it. Headquartered in New York City, the co-founder-led lifestyle brand pioneers ideas, designs products, and develops technologies that help people see, from designer-quality prescription glasses (starting at $95) and contacts, to eye exams and vision tests available online and in more than 145 retail stores across the U.S. and Canada.

Warby Parker aims to demonstrate that businesses can scale, become profitable, and do good in the world. Ultimately, the brand believes in vision for all, which is why for every pair of glasses or sunglasses sold, they distribute a pair to someone in need through their Buy a Pair, Give a Pair program. To date, Warby Parker has worked alongside its nonprofit partners to distribute more than eight million glasses to people in need. The Company’s Class A common stock is expected to begin trading on the New York Stock Exchange under the ticker symbol “WRBY” on September 29, 2021.
Contacts
Investor Relations:
Tina Romani
Investors@Warbyparker.com
Media:
Lena Griffin
lena@derris.com
Source: Warby Parker Inc.